Exhibit 8.2
December 13, 2007
Bank of Montreal
100 King Street West
First Canadian Place
18th Floor
Toronto, ON M5X 1A1
Ladies and Gentlemen:
We have acted as Canadian tax counsel to Bank of Montreal (“BMO”) in connection with the issuance by BMO of its Senior Debt Securities and Subordinated Debt Securities. We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” on the Registration Statement filed on Form F-3 (the “Registration Statement”) for the Senior Debt Securities and Subordinated Debt Securities dated December 13, 2007 constitute an accurate summary of the principal Canadian federal income tax considerations described therein, subject to the qualifications and assumptions referred to therein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Consequences — Canadian Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Yours very truly,
/s/ OSLER, HOSKIN & HARCOURT LLP
JAC:ka